Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207355 on Form F-3 of our report dated 24 February 2016, relating to the consolidated financial statements (before retrospective adjustments to the financial statement disclosures discussed in Note 46 to the consolidated financial statements) of Santander UK Group Holdings plc and subsidiaries, and to the reference to us under the heading “Selected Financial Data” appearing in this Annual Report on Form 20-F of Santander UK Group Holdings plc for the year ended 31 December 2016.

/s/ DELOITTE LLP
London, United Kingdom
1 March, 2017